[UNIVEST LOGO]

                                                            14 North Main Street
                                                   Souderton, Pennsylvania 18964

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 April 11, 2000

TO THE HOLDERS OF COMMON STOCK:

      The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 11, 2000, at 10:45 in the morning, in the Univest Building, 14 North Main Street, Souderton, Pennsylvania.

      Univest's Board of Directors recommends a vote:

      1. FOR the election of four Class I directors for a three-year term expiring in 2003.

      2. FOR the election of three alternate directors for a one-year term expiring in 2001.

      3. FOR the ratification of the selection of Ernst & Young LLP as the Corporation's independent certified public accountant for the year 2000.

      Other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be transacted.

      The close of business on March 7, 2000, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.

      The accompanying proxy statement forms a part of this notice.

      SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS FOR THE PURPOSE OF VOTING ALL THEIR SHARES OF THE CORPORATION'S COMMON STOCK. ALL CARDS SHOULD BE SIGNED AND RETURNED SO THAT ALL YOUR SHARES MAY BE VOTED.

      IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting, we urge that you execute and return your proxy cards as soon as possible in the enclosed postage-paid envelope, in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person.

                                              By Order of the Board of Directors
                                                                MERRILL S. MOYER
                                                                        Chairman

                                                                NORMAN L. KELLER
March 10, 2000                                                         Secretary

                                 PROXY STATEMENT

      Univest Corporation of Pennsylvania (Univest or Corporation) is a multi-bank holding company organized by Union National Bank and Trust Company of Souderton under the Bank Holding Company Act of 1956, as amended, and subject to supervision by the Federal Reserve System. Principal subsidiaries of the Corporation are Union National Bank and Trust Company of Souderton (Union) and Pennview Savings Bank (Pennview).

      The accompanying proxy is solicited by the Board of Directors (Board) of Univest Corporation of Pennsylvania, 14 North Main Street, Souderton, Pennsylvania 18964, for use at the Annual Meeting of Shareholders to be held April 11, 2000, and at any adjournment thereof. Copies of this proxy statement and proxies to vote the Common Stock are being sent to the shareholders on or about March 10, 2000. Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted. Some of the officers of the Corporation or employees of its direct subsidiaries, including Union and Pennview and other subsidiary companies, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation's voting stock in their names, or in the names of their nominees, for reasonable expense in forwarding proxy cards and proxy statements to beneficial owners of such stock.

      The persons named in the proxy will vote in accordance with the instructions of the shareholder executing the proxy, or in the absence of any such instruction, for or against on each matter in accordance with the recommendations of the Board of Directors set forth in the proxy.

      Univest's Board of Directors recommends a vote:

      1. FOR the election of the four Class I directors nominated by the Board for a three-year term.

      2. FOR the election of the three alternate directors nominated by the Board for a one-year term.

      3. FOR the ratification of the selection of Ernst & Young LLP as the Corporation's independent certified public accountant for the year 2000.

      The Board of Directors has fixed the close of business on March 7, 2000, as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of March 7, 2000, there were issued 7,854,321 and 7,073,707 outstanding shares of Common Stock (exclusive of 780,614 shares held as treasury stock which will not be voted).

      Holders of record of the Corporation's Common Stock will be entitled to one vote per share on all business of the meeting. The matters of business listed in this proxy will be decided by majority vote of the shares represented at the meeting. Certain other matters, of which none are anticipated, may require super majority approval as specified by the amended Articles of Incorporation. The presence in person or by proxy of the holders of 66 2/3% of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting.

      Union National Bank and Trust Company of Souderton holds 1,234,612 shares or 16% of the Corporation's Common Stock in various trust accounts in a fiduciary capacity in its Trust Department. No one trust account has 5% or more of the Corporation's Common Stock.

      As of February 11, 2000, executive officers, directors, and nominees for Class I Directors and Alternate Directors as a group beneficially owned 1,006,259 shares of the Corporation's Common Stock. The group consists of 16 persons.

      A copy of the Annual Report to Shareholders, including financial statements for the year ended December 31, 1999, has been mailed to each shareholder of record on March 7, 2000. The Annual Report is not a part of the proxy soliciting material.

                              ELECTION OF DIRECTORS

      The persons named in the accompanying proxy intend to vote to elect as directors the nominees listed below in each case, unless authority to vote for directors is withheld in the proxy. The Bylaws authorize the Board of Directors to fix the number of Directors to be elected from time to time. By proper motion, they have established the number at four Class I Directors to be elected for a three-year term expiring in 2003 and a pool of three Alternate Directors for a one-year term expiring in 2001.

      Management is informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to serve, the persons named in the proxy will vote for the election of such other person or persons as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors in accordance with the Corporation's Bylaws.

Nominees: *

      The following information, as of February 11, 2000, is provided with respect to the nominees for election to the Board.

                                                                                                Shares of
                                                                                              Common Stock
Name, Age & Year of                                                                           Beneficially
Election as Director**                          Business Experience                         Owned 2/11/99***
Class I (to be elected for a three-year term expiring 2003):

William S. Aichele  49  (1990)          President and CEO of the Corporation and                105,776 (1)
                                            President and CEO of Union National Bank

Norman L. Keller  62  (1974)            Executive Vice President of the                          37,356 (2)
                                            Corporation and President and CEO of
                                                Pennview Savings Bank

Thomas K. Leidy  61  (1984)             Chairman & President, Leidy's, Inc.                     144,407 (3)
                                            (Pork Processing)

Merrill S. Moyer  65  (1984)            Chairman of the Corporation and                         155,426 (4)
                                            Chairman of Union National Bank

Alternate Directors (to be elected for a one-year term expiring 2001):

Richard W. Godshall  66  (1999)         Physician, Upper Bucks Orthopaedic Association            1,886

H. Ray Mininger  59  (1995)             President, H. Mininger & Son, Inc.                        6,298
                                            (General Contractor)

Margaret K. Zook  54  (1999)            Administrator, Souderton Mennonite Homes                    200
                                            (Retirement Community)

The following directors are not subject to election now as they were elected in prior years for terms expiring in future years.

Class II (continuing for a term expiring 2001):

James L. Bergey  64  (1984)             President, Abram W. Bergey and Sons, Inc.                13,988 (5)
                                            (Floor Coverings)

Charles H. Hoeflich  85  (1962)         Chairman Emeritus of the Corporation                    226,479

Clair W. Clemens  69  (1984)            Retired, Hatfield Quality Meats, Inc.                     9,495
                                            (Pork Processing)

John U. Young  61  (1988)               President, Alderfer Bologna Co. Inc.                      8,350
                                            (Meat Processing)

Class III (continuing for a term expiring 2002):

Marvin A. Anders  60  (1996)            Vice Chairman of the Corporation                        130,167 (6)
                                            and Vice Chairman of Union National Bank

R. Lee Delp  53  (1994)                 President and CEO, Moyer Packing Company                  4,011
                                            (Beef Packers and Renderers)

Harold M. Mininger  81  (1957)          Retired--H. Mininger & Son, Inc.                        111,305 (7)
                                            (General Contractor)

P. Gregory Shelly  54  (1985)           President, Shelly Enterprises, Inc.                      41,105 (8)
                                            (Building Materials)

*     Clair W. Clemens and Merrill S. Moyer are cousins. Harold M. Mininger and
      H. Ray Mininger are father and son. There is no family relationship among any of the other nominees. All nominees now are directors or alternate directors respectively. William S. Aichele is an officer of UNIVEST and Union National Bank and Trust Company. Norman L. Keller is an officer of UNIVEST and Pennview Savings Bank. Other directors are non-management directors.
** Dates indicate initial year as a director or alternate director of UNIVEST or the subsidiary banks.
*** The shares "Beneficially owned" may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. Each nominee beneficially owns less than 1% of the outstanding shares of the Common Stock of UNIVEST with the exception of William S. Aichele (1.5%), Thomas K. Leidy (2.0%), and Merrill S. Moyer (2.2%).
1. Includes 85,000 shares in the Univest Deferred Salary Savings Plan of which Mr. Aichele is a co-trustee, and 128 shares owned by members of Mr. Aichele's family. He disclaims beneficial ownership of these shares.
2. Includes 30,708 shares owned by members of Mr. Keller's family. He disclaims beneficial ownership of these shares.
3. Includes 85,000 shares in the Univest Deferred Salary Savings Plan of which Mr. Leidy is a co-trustee, 3,888 shares owned by a member of his family, and 18,738 shares over which he shares voting and/or investment power. He disclaims beneficial ownership of these shares.
4. Includes 85,000 shares in the Univest Deferred Salary Savings Plan of which Mr. Moyer is a co-trustee, and 23,638 shares owned by a member of his family. He disclaims beneficial ownership of these shares.
5. Includes 698 shares owned by a member of Mr. Bergey's family. He disclaims beneficial ownership of these shares.
6. Includes 85,000 shares in the Univest Deferred Salary Savings Plan of which Mr. Anders is a co-trustee and 19,390 shares owned by a member of his family. He disclaims beneficial ownership of these shares.
7. Includes 37,438 shares owned by a member of Mr. Mininger's family. He disclaims beneficial ownership of these shares.
8. Includes 16,183 shares owned by members of Mr. Shelly's family. He disclaims beneficial ownership of these shares.

      Under federal securities law, the Corporation's directors, certain officers, and persons holding more than ten percent of any class of the Corporation's common stock are required to report, within specified monthly and annual due dates, their initial ownership in any class of the Corporation's common stocks and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Corporation is required to describe in this proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. The Corporation does not have knowledge of any untimely filing.

                     COMPENSATION AND ADDITIONAL INFORMATION

      The following table sets forth, for the preceding three years, the compensation which the Corporation and its subsidiaries paid to the five highest paid executive officers whose compensation exceeded $100,000 during 1999.

                           SUMMARY COMPENSATION TABLE

                                                            Annual
                                                         Compensation
                                        --------------------------------------------       Long-Term
                                                                                         Compensation
                                                                                         ------------
                                                                                          Securities       All Other
                                                                        Other Annual      Underlying        Compen-
Name and Principal Position             Year      Salary        Bonus   Compensation     Options/SARs       sation
--------------------------------------------------------------------------------------------------------------------
                                                    ($)          ($)       ($)[1]            (#)            ($)[2]
--------------------------------------------------------------------------------------------------------------------
Merrill S. Moyer *                      1999     $206,250      $85,312     $4,158             --            $39,994
Chairman of Univest Corporation         1998     $300,000      $82,500     $3,229             --            $39,919
                                        1997     $275,000      $75,625     $4,836             --            $89,869

William S. Aichele *                    1999     $220,000      $51,975     $3,500           25,000          $27,839
President and CEO of Univest            1998     $190,000      $41,800     $3,500             --            $27,639
Corporation and President               1997     $175,000      $38,500     $3,219             --            $16,750
and CEO of Union National Bank

Norman L. Keller                        1999     $142,500      $29,925     $2,592            4,250          $34,275
Executive Vice President of Univest     1998     $140,000      $30,800     $1,764             --            $34,200
Corporation and President and           1997     $139,000      $22,935     $2,611             --            $34,248
CEO of Pennview Savings Bank

Marvin A. Anders                        1999     $146,000      $30,660     $1,550           10,000          $16,426
Vice Chairman of Univest Corporation    1998     $135,000      $29,700     $  775             --            $16,800
and Union National Bank                 1997     $130,000      $28,600     $1,550             --            $15,900

Wallace H. Bieler                       1999     $130,000      $27,300     $1,550            7,500          $20,141
Exec.Vice President and CFO of          1998     $120,000      $26,400     $  775             --            $19,841
Univest Corp. and CFO and Exec.         1997     $115,000      $18,975     $1,550             --            $16,294
Vice Pres.of Union National Bank

* Mr. Moyer retired from his position as CEO in July of 1999, and was replaced by Mr. Aichele.
[1]   Includes use of company car and personal tax preparation services.
[2] The amount and type of "All Other Compensation" are reported in Schedule 1 below.

Schedule (1) -- All Other Compensation:

             Named Executive                          Contribution
             -------------------------------------------------------------------
                                                      Supplemental
                                            401(k)    Pension Plan       Total
                                            ------------------------------------
             Merrill S. Moyer               $4,875       $35,119        $39,994
             William S. Aichele             $5,000       $22,839        $27,839
             Norman L. Keller               $4,275       $30,000        $34,275
             Marvin A. Anders               $4,426       $12,000        $16,426
             Wallace H. Bieler              $3,900       $16,241        $20,141

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                       Number of
                                                      Securities          Value of
                                                      Underlying         Unexercised
                                                      Unexercised       In-the-Money
                                                    Options/SARs at    Options/SARs at
                                                       FY-End (#)        FY-End ($)
                       Shares
                     Acquired on      Value         Exercisable(E)     Exercisable(E)
Name                 Exercise *    Realized **     Unexercisable(U)   Unexercisable(U)
--------------------------------------------------------------------------------------
Merrill S. Moyer        5,029        $75,555                0 (E)              0 (E)
                                                            0 (U)              0 (U)

William S. Aichele      2,338***     $54,945***        12,500 (E)       $125,000 (E)
                                                       25,000 (U)             --

Norman L. Keller        3,149       $142,120            8,750 (E)        $87,500 (E)
                                                        4,250 (U)             --

Marvin A. Anders        2,948        $86,433            5,834 (E)        $58,340 (E)
                                                       10,000 (U)             --

Wallace H. Bieler       1,496        $53,301            7,250 (E)        $72,500 (E)
                                                        7,500 (U)             --

* The Company has a stock-for-stock-option exchange (or cashless exercise) program in place, whereby optionees can exchange the value of the spread of in-the-money options for Company stock having an equivalent value. This exchange allows the executives to exercise their options without having to pay the exercise price in cash. However, it will result in the executives acquiring less shares than the number of options exercised. All of the named executives utilized this program in 1999.
** "Value Realized" is calculated by subtracting the exercise price from the Fair Market Value as of exercise date. Fair Market Value is calculated as the mean of the highest and lowest selling prices of the Stock on the New York Stock Exchange.
*** In addition to exercising options in 1999 to acquire 2,039 shares, Mr. Aichele also sold 5,750 options in a private placement. Mr. Aichele realized an additional $56,925 on the sale.

                         UNIVEST CORP. OF PENNSYLVANIA
                          BOARD COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation for the fiscal year ending December 31, 1999.

COMMITTEE RESPONSIBILITIES

      The Committee is responsible for setting the compensation level for the Chief Executive Officer and setting and reviewing compensation levels for all other executive officers of the Corporation. The Committee consists of six members appointed by the Board: James L. Bergey, R. Lee Delp, Charles H. Hoeflich, who formerly served as Chairman of Univest Corporation, Thomas K. Leidy, Harold M. Mininger, and Merrill S. Moyer, Chairman of Univest Corporation.

      The Committee believes that compensation should be competitive with the marketplace, yet still linked to performance. While total compensation for Univest's senior executives is designed to be competitive with other regional banks, Univest has established both short and long-term incentive compensation plans to provide incentives and reward for positive results.

      Univest has established a long-term incentive plan designed to motivate and compensate its executives well into the 21st Century. The plan design process included a survey of the criteria evaluated under comparable incentive plans and the percentage of compensation paid to key executives in long-term incentive plans. The Corporation concluded that in order to better compensate executives who can impact corporate performance, additional option grants were required. The Corporation has adopted a three-year plan targeted to make the corporation's compensation competitive in the marketplace for years to come and to reward executives for stellar performance.

IRC (S) 162(M)

      The Committee has considered the deduction limit of ss.162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), regarding qualifying compensation paid to Univest's executive officers for 1999. It is the Committee's intent that all compensation paid to Univest's executive officers is fully deductible. The Committee will therefore take all steps necessary to ensure that executive compensation complies with the limits of ss.162(m). ss.162(m) did not affect Univest's executive compensation program in 1999.

BASE SALARIES

      An important objective of Univest's executive compensation program is to attract and retain qualified management talent, and the level of base salaries plays a key role in reaching this objective. In setting executive salaries, the Committee uses competitive information derived from a review of the appropriate regional marketplace, including formal salary surveys provided by consultants and an analysis of comparator group norms. The final determination of salary adjustments will continue to be based on industry group norms as well as on Univest performance measures.

ANNUAL INCENTIVES

      The annual incentive plan is a key tool for the Committee to manage executive compensation by recognizing performance while minimizing salary increases. Annual incentive performance measures included corporate return on asset performance as well as team, unit, and group level operating performance goals. The Corporation, as part of its recent survey of market compensation, made a careful analysis of criteria used in the marketplace in determining annual bonuses.

      With respect to performance, Return on Assets for 1999 was 1.45%, reflecting continued strong financial performance. For the senior executives, excluding the CEO, payments ranged from $12,000 to $30,000 and were indicative of the strong performance demonstrated by the Corporation and the individuals.

LONG-TERM INCENTIVES

      The Univest Long-Term Incentive Plan was implemented in 1995 in order to promote the long-term objectives of Univest, retain key executives, encourage growth in shareholder value, and encourage management investment in Univest. Compensation derived from long-term awards was therefore tied directly to the creation of shareholder value. The Committee revisited the issue of long-term incentive compensation in 1999 and decided it was in the best interest of the Corporation to make greater use of the long-term incentive plan in the future.

      Participation in the Long-Term Incentive Plan is determined by the Committee. The committee may grant either stock option or long-term performance share awards to executives and other employees. These will have value to the recipients only if shareholder value is created, either in the form of stock price appreciation and/or the increased ability of Univest to pay dividends on its stock. The Committee continues to believe that shareholders benefit from a greater emphasis on encouraging management to own Company stock. In order to strengthen the mutuality of interests between shareholders and management, the Committee has granted new options to employees who can have a positive impact on Univest's performance in the near future.

FUTURE AWARD DETERMINATION

      The Committee will continue to reassess Univest's executive compensation program in order to ensure that it promotes the long-term objectives of Univest, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts and retains top-level executives who will manage strategically in 2000 and beyond. The new three-year plan adopted by the Corporation plans for future awards. All awards must be reviewed and approved by the Committee.

CEO COMPENSATION

      The base salary paid to Mr. Merrill S. Moyer in 1999 was increased to $325,000 compared with $300,000 in 1998. The increase in base salary was provided to Mr. Moyer to better align Mr. Moyer with CEOs of the peer group with comparable years of service.

      Mr. Moyer retired from his position of CEO of Univest in July of 1999. His replacement, William S. Aichele, is currently receiving a base salary of $250,000 a year.

      Mr. Moyer's bonus award was $85,312 in cash. This award was equal to 26.25% of his base salary and was determined based on Univest's achievement of annual performance measures including return on asset performance and individual performance. Mr. Aichele's bonus for 1999 was $51,975. This award was equal to 20.79% of his base salary.

CONCLUSION

      Through the programs described above, a significant portion of the Corporation's executive compensation is linked directly to individual and corporate performance and growth in shareholder value. The Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

UNIVEST CORPORATION COMPENSATION COMMITTEE

James L. Bergey
R. Lee Delp
Charles H. Hoeflich
Thomas K. Leidy
Harold M. Mininger
Merrill S. Moyer

NON-MANAGEMENT DIRECTOR COMPENSATION:

      Each non-employee Director or Alternate Director is paid an annual retainer fee of $8,500. Each non-employee Director or Alternate Director receives a fee of $700 for each Board of Directors meeting of Univest, Union, or Pennview which he attends. Only one fee is paid to the Director or Alternate Director if these Boards meet on a concurrent basis. Non-employee Directors who are members of the Executive Committee or Loan Policy Committee of the Board of Directors receive a fee of $600 for each meeting attended. Non-employee Directors or Alternate Directors who attend other committees of the Board of Directors receive a fee ranging from $400 to $500 for each meeting attended.

RETIREMENT, SALARY CONTINUATION, AND DEFERRED SALARY SAVINGS PLANS:

      All officers and employees of the Corporation and its subsidiaries working 1,000 hours or more in a plan year will accrue a benefit in that year and will be included in a nondiscriminatory retirement plan which qualifies under the Internal Revenue Code. The plan is compulsory and non-contributory. Although costs are not allocated on an individual basis, .38% of the total remuneration of all plan participants, calculated on an actuarial basis, was accrued during 1999. Benefits vest when an officer or employee completes five years of service. In addition, the Corporation maintains a non-qualified, unfunded plan, the Supplemental Retirement Plan (the "Supplemental Retirement Plan"), which provides retirement benefits to eligible employees. The table set forth below illustrates the total combined estimated annual benefits payable under the Univest Retirement Plan and the Supplemental Retirement Plan to eligible salaried employees in hypothetical five (5) year average salary and years of service classification (assuming retirement as of January 1, 2000) are estimated as follows:

                                           Years of Service
  Highest      ----------------------------------------------------------------------------
Consecutive       20         25         30         35          40         45           50
5-Year Avg.    ----------------------------------------------------------------------------
  Salary
 $150,000      $ 49,047   $ 53,809   $ 58,571   $ 63,332    $ 67,082   $ 70,832    $ 74,582
  200,000        66,547     73,184     79,821     86,457      91,457     96,457     101,457
  250,000        84,047     92,559    101,071    109,582     115,832    122,082     128,332
  300,000       101,547    111,934    122,321    132,707     140,207    147,707     155,207
  350,000       119,047    131,309    143,571    155,832     164,582    173,332     182,082

Assuming retirement as of Jan. 1, 2000

- Benefit limit under IRC section 415:           not reflected
- Maximum recognizable compensation:             not reflected

      The annual benefits are estimated on the basis of a straight life annuity notwithstanding the availability of joint and survivor annuitant and certain and continuous annuity options. Benefits are not subject to reduction for Social Security benefits. For purposes of the plan (assuming retirement at normal retirement date), William S. Aichele, Norman L. Keller, Marvin A. Anders, and Wallace H. Bieler respectively, have forty-four, thirty, forty-seven, and forty-five years of service. Certain groups of officers and employees have other benefits for past service with now affiliated companies.

      A salary continuation plan is provided for the individuals named in the Summary Compensation Table and to certain other executive management of the Corporation. The plan was established to provide pre- and post-retire-ment death benefits. Additionally, retirement benefits are payable upon the death, disability, or retirement of the individual covered by the plan and are calculated as a percentage of base salary of the individual adjusted for the cost of living. The retirement benefits payable to the individual or the spouse of the individual are for a minimum of ten (10) years and are determined in amount as of the retirement date. The salary continuation plan is an unfunded promise to pay to the named individuals which is subject to the substantial risk of forfeiture, and the individual is not considered as vested pursuant to the plan.

      On an optional basis, all officers and employees who have attained the age of 21 and have completed 12 months of service may participate in a deferred salary savings plan. Participants may defer from 1% to 15% of their salary. The corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant's salary. All contributions are invested via a trust. The corporation's matching contributions, amounting to $289,611 are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Benefit payments normally are made in connection with a participant's retirement. The plan permits early withdrawal of the money under certain circumstances. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

      Compensation for Group Life Insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers or directors of the Corporation or its subsidiaries.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

      Union and Pennview had transactions with directors/officers of UNIVEST or their associates, which comply with regulations of the Comptroller of the Currency and the Federal Reserve System, involving only normal risks which were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features.

      During 1999, the Corporation and its subsidiaries paid $344,561 to H. Mininger & Son, Inc. for building expansion projects which were in the normal course of business on substantially the same terms as available from others. H. Ray Mininger, Alternate Director, is president of H. Mininger & Son, Inc.

INDEPENDENT PUBLIC ACCOUNTANTS

      Shareholders are asked to ratify the action of the Board of Directors in selecting Ernst & Young LLP as the independent certified public accountant for the year 2000.

      If the Shareholders do not ratify the selection of Ernst & Young LLP, the selection of an independent certified public accountant will be reconsidered and made by the Board of Directors.

      It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent certified public accountant at any time during the year if the Board determines that such a change would be in the best interests of the Corporation and its shareholders.

      A representative of Ernst & Young LLP is expected to be present at the shareholders' meeting with the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

                   AMONG UNIVEST CORPORATION OF PENNSYLVANIA,
                 NASDAQ COMPOSITE INDEX, AND NASDAQ BANKS INDEX

              [The following table was represented as a line graph.]

                           UNIVEST        NASDAQ STOCK
                        CORPORATION       MARKET (U.S.)      NASDAQ BANK

          12/94               100               100               100
          12/95            115.06            141.33               149
          12/96            143.34            173.89            196.73
          12/97            248.14            213.07            329.39
          12/98            279.24            300.25            327.11
          12/99            216.03            542.43            314.42

* $100 INVESTED ON 12/31/94 IN STOCK OR INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

      The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that UNIVEST specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTORS' MEETINGS AND COMMITTEES

      UNIVEST's Board of Directors met twelve times during 1999. All members of Univest's Board serve as a nominating committee. It proposes names for nomination for election or re-election to the Board.

      The 1999 Audit Committee, consisting of Charles H. Hoeflich, Harold M. Mininger, William G. Morral, P. Gregory Shelly, and John U. Young, all outside directors of the Corporation, or its subsidiaries met four times during 1999 to recommend the selection of the independent certified public accountant, to discuss the scope of activities of the independent certified public accountant, and to review activities of the internal auditor.

SHAREHOLDER PROPOSALS

      Proposals by shareholders which are intended to be presented at the Corporation's 2001 Annual Meeting must be received by the Corporation no later than November 15, 2000, to be eligible for inclusion in the Proxy Statement and proxy relating to that meeting.

      According to bylaws of the Corporation, a proposal for action to be presented by any shareholder at an annual or special meeting of shareholders shall be out of order unless specifically described in the Corporation's notice to all shareholders of the meeting and the matters to be acted upon thereat or unless the proposal shall have been submitted in writing to the Chairman and received at the principal executive offices of the Corporation at least 60 days prior to the date of such meeting, and such proposal is, under law, an appropriate subject for shareholder action.

OTHER BUSINESS

      The Board of Directors and Management do not intend to present to the meeting any business other than as stated above. They know of no other business which may be presented to the meeting. If any matter other than those included in this proxy statement is presented to the meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

      SHAREHOLDERS ARE URGED TO SIGN THE ENCLOSED PROXY, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND RETURN IT AT ONCE IN THE ENCLOSED ENVELOPE. PROXIES WILL BE VOTED IN ACCORDANCE WITH SHAREHOLDERS' DIRECTIONS. THE PROXY DOES NOT AFFECT THE RIGHT TO VOTE IN PERSON AT THE MEETING AND MAY BE REVOKED PRIOR TO THE CALL FOR A VOTE.

                                              By Order of the Board of Directors

Souderton, Pennsylvania

                                                                MERRILL S. MOYER
March 10, 2000                                                          Chairman

                                                                NORMAN L. KELLER
                                                                       Secretary

UNIVEST
CORPORATION OF PENNSYLVANIA
14 North Main Street, Souderton, Pennsylvania 18964

                                                     PROXY
                                                     and Voting Instruction Card
--------------------------------------------------------------------------------
UNIVEST'S DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, and 3.
--------------------------------------------------------------------------------

             For  Withheld                        For  Withheld
------------------------------------------------------------------------------------------------------------------------------------
1.  Election of Four  |_| |_|          2.  Election of three   |_| |_|       3.  Election of Ernst & Young LLP
    Class I Directors                      Alternate Directors                   as Independent Certified Public
    William S. Aichele, Norman L.          Richard W. Godshall, H. Ray           Accountant for 2000
    Keller, Thomas K. Leidy, Merrill       Mininger, and Margaret K. Zook        For            Against
    S. Moyer
                                                                                 |_|              |_|

FOR, EXCEPT VOTE WITHHELD          FOR, EXCEPT VOTE WITHHELD
FOLLOWING NOMINEE(S):              FOLLOWING NOMINEE(S):
-------------------------          -------------------------

_________________________          _________________________

Signature(s): ___________________   ___________________   ___________________
                                                                 (Date)

NOTE: Please sign as name(s) appear hereon. Give full title if signing for a corporation, partnership, or as attorney, agent, or in another representative capacity.

--------------------------------------------------------------------------------

                            ^ FOLD AND DETACH HERE ^
                                     UNIVEST
                           CORPORATION OF PENNSYLVANIA
              14 North Main Street, Souderton, Pennsylvania, 18964
                                      PROXY
                 ANNUAL MEETING OF SHAREHOLDERS - APRIL 11, 2000

The annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 11, 2000, at the Univest Building, 14 North Main Street, Souderton, Pennsylvania, at 10:45 a.m.

The top (shaded) portion of this form is your PROXY AND VOTING INSTRUCTION CARD. Please COMPLETE, SIGN, and DATE the CARD, and then DETACH, and RETURN the completed card PROMPTLY in the enclosed reply envelope. You should do so even if you plan to attend the Annual Meeting. If you do attend, you may override your proxy and vote in person if you wish.

PLEASE COMPLETE, SIGN, AND DATE YOUR PROXY AND VOTING INSTRUCTION CARD, DETACH IT, AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

The signature(s) should be exactly as the name(s) appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     OF UNIVEST CORPORATION OF PENNSYLVANIA
            FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 11, 2000.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 10, 2000, hereby appoints Harold F. Detweiler and Gerald G. Dunlap, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of Univest Corporation of Pennsylvania, (the "Corporation") that the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Shareholders of the Corporation, or any adjournment thereof, as directed on the reverse side and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director (those nominees are William S. Aichele, Norman L. Keller, Thomas K. Leidy, and Merrill
S. Moyer), FOR the election of the nominees for Alternate Director (those nominees are Richard W. Godshall, H. Ray Mininger, and Margaret K. Zook), and FOR the selection of Ernst & Young LLP as the Corporation's Independent Certified Public Accountant for 2000.

Please complete, sign, and date this Card on the reverse side and return it promptly in the enclosed reply envelope.

--------------------------------------------------------------------------------
^ FOLD AND DETACH HERE ^